September 18, 2014

For information on the Tender Offers:

Financial Advisors: (800) 628-1237

Shareholders: (844) 337-4626 or (844) 33-PIMCO

PIMCO Media Relations: (212) 739-4212

PIMCO INCOME STRATEGY FUND AND PIMCO INCOME STRATEGY FUND II ANNOUNCE TENDER OFFERS FOR AUCTION RATE PREFERRED SHARES

NEW YORK, NY, September 18, 2014 – PIMCO Income Strategy Fund (NYSE: PFL) and PIMCO Income Strategy Fund II (NYSE: PFN) (each a “Fund” and together the “Funds”) today announced that each Fund will commence a voluntary tender offer on or about September 19, 2014 (each, a “Tender Offer” and, together, the “Tender Offers”) for up to 100% of its outstanding auction rate preferred shares (“ARPS”) at a price equal to 90% of the ARPS’ per share liquidation preference of $25,000 per share (or $22,500 per share) and any unpaid dividends accrued through the expiration date of the Tender Offers. In addition, each tendering ARPS holder will be entitled to one non-transferrable contingent payment right.

The contingent payment right represents a non-transferrable contractual right of any ARPS holder who participates in a Tender Offer to receive an additional payment from a Fund if such Fund completes an additional tender offer for its ARPS or a voluntary redemption of its ARPS during the three-hundred and sixty-five (365) calendar days following the expiration date of the Tender Offer, and such subsequent tender offer or voluntary redemption is for a price per ARPS that is greater than 90% of the ARPS’ liquidation preference. The additional payment would be equal to the number of ARPS accepted for payment in such Fund’s Tender Offer multiplied by the price differential per share between the price received in the Tender Offer and the price of such subsequent tender offer or voluntary redemption by such Fund.

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell ARPS of the Funds. The Funds have not yet commenced the Tender Offers described in this press release. Upon commencement of the Tender Offers, the Funds will file with the Securities and Exchange Commission a tender offer statement on Schedule TO and related exhibits, including an offer to purchase, a related letter of transmittal and other related documents (the “Tender Offer Documents”), and the Tender Offer Documents, when available, will be sent electronically to holders of the ARPS. ARPS holders of a Fund may obtain additional copies of the Tender Offer Documents for such Fund, without charge, by contacting the Tender Agent for the Tender Offers, Deutsche Bank Trust Company Americas, at (877) 843-9767. ARPS holders can also obtain the Tender Offer Documents free of charge when they are filed and become available on the Securities and Exchange Commission’s website at www.sec.gov. ARPS holders should read these documents and related exhibits for the applicable Fund when they are filed and become available as the documents will contain important information about each Fund’s Tender Offer.

Any questions regarding the Tender Offers can be directed to the Funds’ Tender Agent, Deutsche Bank Trust Company Americas, at (877) 843-9767. Each Fund’s daily New York Stock Exchange closing market price for its common shares, net asset value per common share, as well as other information, including updated portfolio statistics and performance, are available at www.pimco.com/closedendfunds. The information on or accessible through www.pimco.com/closedendfunds is not incorporated by reference herein.

About PIMCO

PIMCO is a leading global investment management firm with offices in 12 countries throughout North America, Europe and Asia. Founded in 1971, PIMCO offers a wide range of innovative solutions to help millions of investors worldwide meet their needs. Our goal is to provide attractive returns while maintaining a strong culture of risk management and long-term discipline. PIMCO is the investment manager of PIMCO Income Strategy Fund and PIMCO Income Strategy Fund II and is owned by Allianz S.E., a leading global diversified financial services provider.

Except for the historical information and discussions contained herein, statements contained in this news release constitute forward-looking statements. These statements may involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the performance of financial markets, the investment performance of PIMCO’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions and government regulations, including changes in tax laws. Readers should carefully consider such factors. Further, such forward-looking statements speak only on the date at which such statements are made. PIMCO undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statement.

This material contains the current opinions of the author and not necessarily PIMCO and such opinions are subject to change without notice. This material has been distributed for informational purposes only and should not be considered as investment advice or a recommendation of any particular security, strategy or investment product. Neither Fund, nor the Funds’ Boards of Trustees nor PIMCO, makes any recommendation as to whether to tender or not to tender any ARPS in the Tender Offers. Information contained herein has been obtained from sources believed to be reliable, but not guaranteed. No part of this material may be reproduced in any form, or referred to in any other publication, without express written permission. PIMCO and YOUR GLOBAL INVESTMENT AUTHORITY are trademarks or registered trademarks of Allianz Asset Management of America L.P. and Pacific Investment Management Company LLC, respectively, in the United States and throughout the world. ©2014, PIMCO.